Exhibit 10.1

ANIKA THERAPEUTICS, INC.

TRANSITIONAL SERVICES AND

GENERAL RELEASE OF CLAIMS AGREEMENT

This Transitional Services and General Release of Claims (“Release”) (collectively the “Agreement”) supplements the Executive Retention Agreement (the “ERA”) between Anika Therapeutics, Inc. (“Employer” or “Company”) and David Colleran (the “Executive”) (collectively referred to as the “Parties”). By signing this Agreement, the Executive confirms that the Executive will be transitioning from employment and will continue the Executive’s employment during a transition period. The Executive also agrees to release any and all legally waivable claims against the Employer (“Claims”) arising through the execution of this Release.

The Release does not otherwise modify or supersede the provisions of the ERA. The Executive’s continuing obligations to the Company under the Confidentiality and Proprietary Rights Agreement, as well as any other confidentiality or restrictive covenant obligations, remain in full force and effect.

Unless otherwise specified, capitalized terms in this Release have the same meaning as defined in the ERA, and those definitions are incorporated by reference.

WHEREAS, Executive and Company entered into the ERA to provide for certain severance protections to Executive;

WHEREAS, certain additional compensation and severance benefits under the ERA are subject to the Executive signing and not revoking a general release of claims in a form and manner satisfactory to the Company pursuant to Section 4(b) of the ERA; and

WHEREAS, the Executive now wishes to execute this Release.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Release and the ERA, the Parties agree as follows:

1. ERA. The terms of the ERA remain in full force and effect.

2. Separation Date; Transition Period. If the Executive enters into and complies with this Agreement the Executive will continue to be employed until May 1, 2026 (the “Anticipated Separation Date”) unless the Executive resigns, whether to begin alternative employment or otherwise, or the Executive is terminated for Cause (as defined in the ERA) prior to that date. The Executive’s last day of employment, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.” The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period the Executive will (i) continue to provide the Executive’s existing services to the Company; and (ii) provide such other services as the Chief Executive Officer (the “CEO”) or the CEO’s designee requests (collectively, the “Transitional Services”). The Executive shall continue to receive the Executive’s current salary and benefits as a regular employee during the Transition Period except the Executive will not accrue vacation during the Transition Period. The Executive’s benefits will cease on the Separation Date, subject to the COBRA provisions of the ERA.

For the avoidance of doubt, the Executive’s equity rights, shall continue to vest during the Transition Period, subject to the applicable equity agreements the Company’s Omnibus Incentive Plan (the “Equity Documents”) and the Separation Date shall be the end of the Executive’s employment relationship under the ERA and any applicable equity documents. The Executive’s equity rights shall remain subject to the applicable equity agreements and the Company’s equity plan in all respects.

3. Severance Benefits. Provided the Executive fully complies with this Agreement (including by provided satisfactory Transitional Services), is not terminated for Cause or breach of this Agreement and does not resign, and signs and returns the Certificate attached as Exhibit A (the “Certificate”) within the 7 days following the Separation Date, The Company shall pay the Executive the consideration provided in Sections 4(b) or 5(a) of the ERA as applicable in accordance with the payment terms described in the ERA; provided that, the payments will not begin until the first payroll date after the Certificate Effective Date (as defined in Exhibit A below).

4. Return of Property. The Executive warrants and represents that the Executive will return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in the Executive’s possession, on the Separation Date.

5. General Release and Waiver of Claims. In exchange for and as a condition of receiving the consideration and other benefits described in the ERA, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, and assigns irrevocably and unconditionally fully and forever waive, release, and discharge the Employer and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities (collectively, the “Released Parties”), from any and all Claims that the Executive may have or ever has had against the Released Parties, or any of them, arising at any time through and including the date of the Executive’s execution of this Release.

For the avoidance of doubt, Claims include, but are not limited to:

(a) any and all claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Pregnant Workers Fairness Act, the Occupational Health and Safety Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101), and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with the Executive’s employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law;

(c) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric and data privacy laws, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Executive represents that the Executive has not assigned any Claim to any third party.

6. Protected Activities. Nothing contained in this Release, any other agreement with the Employer, or any Employer policy limits Executive’s ability, with or without notice to the Employer, to:

(a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”);

(b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information;

(c) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection;

(d) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employer has reason to believe is unlawful; or

(e) testify truthfully in a legal proceeding.

Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney- client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Employer will not limit any right Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

7. ADEA Acknowledgment. The release in this Release includes a release of claims under the Age Discrimination in Employment Act (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms that:

(a) the Executive has read this Release in its entirety and understands all of its terms;

(b) by this Release, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing before signing this Release;

(c) the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Release including, without limitation, the waiver and general release contained in it;

(d) the Executive is signing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e) the Executive was given at least twenty-one (21) days to consider the terms of this Release and to consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired;

(f) the Executive understands that the Executive has seven (7) days after signing this Release to revoke the general release by delivering a notice of revocation to Vice President, Human Resources, Anika Therapeutics, Inc., 32 Wiggins Ave, Bedford MA 01730, or by email to lfuniciello@anika.com before the end of this seven-day period; and

(g) the Executive understands that the release contained in this Release does not apply to rights and claims that may arise after the Executive signs it.

If the Executive revokes this Release, the Executive is not entitled to receive the consideration provided for in Sections 4(b) or 5(a) of the ERA.

8. Mutual Non-Disparagement. Subject to the Protected Activities section above, Executive agrees not to make any oral or written disparaging statements (including through social media) concerning the Employer or any of its affiliates or current or former officers, directors, shareholders, employees or agents. Executive further agree not to take any actions or conduct himself or herself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Employer or any of its affiliates or any of its current or former officers, members, directors, shareholders, employees or agents. The Employer agrees to instruct the Employer’s Board of Directors and C-suite executives not to make any oral or written disparaging statements (including through social media) concerning Executive. These non-disparagement obligations shall not in any way affect any of the above-referenced individuals’ obligation to testify truthfully in any legal proceeding.

9. Consideration. The Executive acknowledges that the consideration provided in Sections 4(b) or 5(a) of the ERA is satisfactory and adequate in exchange for the Executive’s waiver and general release of claims in this Release, and that the Executive’s entitlement to this consideration was conditioned on signing, and not revoking, this Release.

10. No Existing Suit or Charge. The Executive represents, warrants, and confirms that the Executive has not filed any complaint, claim, or lawsuit of any kind against the Employer with any court of law or arbitral forum.

11. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT BY SIGNING THIS RELEASE THE EXECUTIVE IS AGREEING TO A GENERAL RELEASE OF CLAIMS AGAINST THE EMPLOYER AND ALL RELEASED PARTIES.

Signatures on next page

IN WITNESS WHEREOF, the Parties have executed this Release as of the date(s) shown below.

ANIKA THERAPEUTICS, INC.

By	/s/ Lisa Funiciello

Name:	Lisa Funiciello

Title:	Vice President Human Resources

Date:	02/26/2026

David Colleran

Signature:	/s/ David Colleran

Date:	02/26/2026

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

(THIS SHOULD NOT BE SIGNED AT THE SAME TIME THE TRANSITION AGREEMENT IS SIGNED. IT SHOULD BE SIGNED INSTEAD WITHIN THE 7 DAYS FOLLOWING THE SEPARATION DATE)

I, hereby acknowledge and certify that I entered into the Transitional Services and General Release of Claims Agreement with the Company to which this Agreement is attached. Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.

2.

In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Separation Date. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

David Colleran	Date